Exhibit 99.1
SELECTED FINANCIAL DATA
     In November 2007, the Company completed the divestiture of its Canadian assets, which are required to be presented as discontinued operations pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). As a result, the following selected consolidated financial data has been recast from that presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to present the results of operations of the Company’s Canadian assets as discontinued operations.
     The following selected consolidated financial data as of and for each of the five years ended December 31, 2006 for the Company should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Financial Statements and Supplementary Data” included herein and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which reflects the classification of the divestiture of the Company’s Canadian assets as discontinued operations.

	Year Ended December 31, (a)
	2006	2005	2004	2003	2002
	(in millions, except per share data)
Statements of Operations Data:
Revenues and other income:
Oil and gas	$1,458.9	$1,338.9	$962.2	$675.8	$510.7
Interest and other (b )	48.4	26.4	1.8	7.0	7.4
Gain (loss) on disposition of assets, net	(6.5)	60.1	.3	1.4	3.2

	1,500.8	1,425.4	964.3	684.2	521.3

Costs and expenses:
Oil and gas production	349.1	309.7	206.1	145.7	136.0
Depletion, depreciation and amortization	314.1	267.8	208.3	149.2	133.5
Impairment of long-lived assets (c)	—	.6	39.7		—
Exploration and abandonments	250.2	153.8	94.3	77.8	42.2
General and administrative	116.6	110.1	69.5	51.1	40.3
Accretion of discount on asset retirement obligations	3.7	3.3	3.6	2.6	—
Interest	107.0	126.0	102.0	91.1	95.5
Hurricane activity, net (d)	32.0	39.8	—	—	—
Other (e)	36.9	80.8	25.5	11.3	28.4

	1,209.6	1,091.9	749.0	528.8	475.9

Income from continuing operations before income taxes and cumulative effect of changes in accounting principle	291.2	333.5	215.3	155.4	45.4
Income tax benefit (provision) (f)	(141.0)	(149.2)	(62.1)	134.2	(.8)

Income from continuing operations before cumulative effect of change in accounting principle	150.2	184.3	153.2	289.6	44.6
Income (loss) from discontinued operations, net of tax (a)	589.5	350.3	159.7	105.6	(17.9)

Income (loss) before cumulative effect of change in accounting principle	739.7	534.6	312.9	395.2	26.7
Cumulative effect of change in accounting principle, net of tax (g)	—	—	—	15.4	—

Net income	$739.7	$534.6	$312.9	$410.6	$26.7

Income from continuing operations before cumulative effect of change in accounting principle per share:
Basic	$1.21	$1.35	$1.22	$2.47	$.40

Diluted	$1.19	$1.32	$1.21	$2.44	$.39

Net income per share:
Basic	$5.95	$3.90	$2.50	$3.50	$.24

Diluted	$5.81	$3.80	$2.46	$3.46	$.23

Weighted average shares outstanding:
Basic	124.4	137.1	125.2	117.2	112.5

Diluted	127.6	141.4	127.5	118.5	114.3

Dividends declared per share	$.25	$.22	$.20	$—	$—

	Year Ended December 31, (a)
	2006	2005	2004	2003	2002
	(in millions, except per share data)
Balance Sheet Data (as of December 31):
Total assets	$7,355.4	$7,329.2	$6,733.5	$3,951.6	$3,455.1
Long-term obligations and minority interests	$3,483.7	$4,078.8	$3,357.2	$1,762.0	$1,805.6
Total stockholders’ equity	$2,984.7	$2,217.1	$2,831.8	$1,759.8	$1,374.9

(a)	Certain amounts for periods prior to January 1, 2006 have been reclassified (i) in accordance with SFAS 144 to reflect the results of operations of certain assets disposed of during 2005, 2006 and 2007 as discontinued operations, rather than as a component of continuing operations (see Notes B and V of Notes to Consolidated Financial Statements included in the Financial Statements and Supplementary Data included herein for additional discussion) and (ii) to conform with the current year presentation.

(b)	Interest and other income in 2006 and 2005 include $7.6 million and $14.2 million, respectively, of income associated with various business interruption insurance claims. See Notes M and U of Notes to Consolidated Financial Statements included in the Financial Statements and Supplementary Data included herein.

(c)	During 2005 and 2004, the Company recorded $.6 million and $39.7 million of impairment charges for its Gabonese Olowi field because development of the discovery was canceled due to significant increases in projected field development costs. See Note S of Notes to Consolidated Financial Statements included in the Financial Statements and Supplementary Data included herein.

(d)	Hurricane activity, net, for 2006 and 2005 includes $75.0 million and $39.8 million, respectively, of charges to reclaim and abandon the East Cameron facilities destroyed by Hurricane Rita. In 2006, the Company recorded $43.0 million of estimated insurance recoveries associated with debris removal. See Note U of Notes to Consolidated Financial Statements included in the Financial Statements and Supplementary Data included herein.

(e)	Other expense for 2006, 2005, 2003 and 2002 includes losses on the early extinguishment of debt of $8.1 million, $26.0 million, $1.5 million and $22.3 million, respectively. Other expense for 2006, 2005, 2004, 2003 and 2002 includes $(10.6) million, $29.8 million, $4.2 million, $2.8 million and $1.6 million, respectively, of derivative ineffectiveness charges (credits). See Note O of Notes to Consolidated Financial Statements included in the Financial Statements and Supplementary Data included herein.

(f)	Income tax benefit for 2003 includes a $197.7 million adjustment to reduce United States deferred tax asset valuation allowances.

(g)	Cumulative effect of change in accounting principle for 2003 relates to the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations” on January 1, 2003.

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